Exhibit 10.6

English Translation

AGRICULTURAL BANK OF CHINA

ABC[2011]1003-1

Agricultural Bank of China Limited

Bank Loan Agreement

Ref no:  32010120110025171

Dear clients: To protect your own interest, please carefully read the provisions of the Agreement (especially the terms in bold type) before signing the Agreement and pay attention to your rights and obligations under the Agreement.  If you have any inquiries regarding the Agreement, please consult the Lender.

Content

Clause 1	Definitions	-1-

Clause 2	Undertakings of the Borrower	-1-

Clause 3	Basic Terms and Conditions	-2-

3.1 Borrowing methods		-2-

3.2 Purpose of the loan		-3-

3.3 Interest rate, default interest and compound interest		-3-

3.4 Drawdown and loan repayment		-4-

3.5 Supervision by the use of financial parameters		-7-

3.6 Account supervision		-7-

3.7 Repayment		-7-

3.8 Certificate of indebtedness		-9-

3.9 Guarantee		-9-

3.10 Rights and obligations		-9-

Clause 4	Supplementary Conditions	-11-

4.1 Terms on Utilisation of loan		-11-

4.2 Other terms and conditions		-11-

Clause 5	Legal Liabilities	-11-

Clause 6	Other Matters	-13-

Borrower (in full):  Maxclean (Wuxi) Technology Co., Ltd.
Address:  Shuo Fang Industrial Park, New District
Telephone no:  8561898                       Fax no: 85361898
Legal representative/ Person-in-charge:  CHEN Fu Mei

Lender (in full): Agricultural Bank of China Limited, Wuxi New District Branch
Address:  No 58 Wang Zhuang Road
Telephone no:  85218143                            Fax no: 85218143
Legal representative/ Person-in-charge:  HAN Yan

Pursuant to the relevant laws and regulations of the PRC, the parties hereto unanimously agree to enter into the Agreement after negotiation.

Clause 1    Definitions

Unless the context otherwise requires, the capitalized terms used in the Agreement shall have the following meanings:

1.1
“Term of Loan” includes the term of the loan and the term of each tranche of the loan.  The “Term of Loan” refers to a period starting from the date on which the first loan is granted and ending on the date on which the Borrower fully repays the principal and interest according to the Agreement. In the case of multiple drawdowns, the “Term of Each Loan” refers to a period starting from the date on which a single tranche of loan is granted and ending on the date on which the Borrower fully repays the principal and interest of that tranche of loan.

1.2
“Facility” refers to the limit of the principal of loan made available by the Lender to the Borrower during the availability period of the Facility under the Agreement.  The loan may be obtained by the Borrower in a revolving manner not exceeding the Facility during the availability period of the Facility provided that the sum of the loans applied by the Borrower together with the sum of the loan outstanding under the Agreement shall not exceed the Facility.  Upon expiry of availability period of the Facility, any sum unutilised shall be automatically lapse.

1.3
“Automatic E-channels” refers to, in respect of automatically revolving working capital loan,  the electronic means provided by the Lender for drawdown such as internet banking, phone banking, and cash management channels, etc.

1.4
“Days” refer to the business days; if the last day of a period falls on a statutory national holiday or public holiday, it shall defer to the first business day immediately following the statutory national holiday or public holiday.

1.5	“LIBOR/HIBOR” refers to the London/ Hong Kong Interbank Offered Rate for the corresponding period as announced by the Reuters two business days before the utilisation date.

1.6	“Laws and Regulations” include the laws, administrative regulations, local regulations, rules, judicial interpretations and other legally enforceable regulations of the People’s Republic of China.

Clause 2    Undertakings of the Borrower

The Borrower undertakes as follows:

2.1
The Borrower’s application complying with laws and regulations:  The Borrower is an enterprise (business) legal person duly organised and approved by and registered with the competent authorities or otherwise an organisation that is qualified as a borrower under the laws of the PRC; the Borrower is in good standing and without material bad records; the purpose of loan and source of funds for repayment are clearly stated and legal; and there is no other event in violation of the Laws and Regulations.

2.2
No defects in the act of entering into the Agreement:  In order to enter into the Agreement or perform its obligations hereunder, the Borrower has performed the necessary procedures in accordance with the Laws and Regulations or its articles of association; the person who signs the Agreement or affixes the company seal hereon is the legal representative/ person-in-charge or authorised agent of the Borrower; the Borrower shall make efforts to process or cooperate with the Lender to process the approval, registration or filing procedures for  the Agreement; there is no event  that may affect the validity  of the Agreement due to the reason on the part of the Borrower.

2.3
The guarantee provided is legal and valid:    In order to ensure that the guarantor enters into a guarantee agreement or perform its obligations thereunder, the Borrower has performed the necessary procedures in accordance with  the Laws and Regulations or its articles of association; the guarantor has the rights to create a guarantee with the collaterals thereunder as security; the undersigned of the guarantee agreement is an authorised signatory; the Borrower shall procure the guarantor to make efforts to process or cooperate with the Lender to process the approval, registration or filing procedures for the guarantee agreement and also the registration of the guarantee; there is no other event that may affect the validity of, or have material adverse impact on, the guarantee.

2.4
Performance of the rights and obligations of the Agreement in good faith:  The Borrower  shall use the loan in accordance with the term, purpose, manner and etc as prescribed in the Agreement, and shall not use the loan for any activities in violation of the Laws and Regulations; the Borrower shall actively cooperate with the relevant competent authorities of the PRC and the Lender in the payment and post-drawdown management and other relevant investigations; the Borrower shall repay the loan in full when due according to the Agreement, and it shall not evade the obligations to repay the debts by any means; the Borrower shall obtain consent from the Lender before making foreign investments, increasing debts and financings, entering into material events such as mergers, spin-offs or equity transfer; the Lender has the rights to recall the loan in advance with regard to the capital recovery status of the Borrower; the Borrower shall immediately inform the Lender upon occurrence of any material adverse event affecting its ability to repay; there is no other event  in violation of the obligations under the Agreement.

2.5
The Borrower has not concealed from the Lender any event that has occurred or is occurring which may affect its financial condition and ability to repay, including but without limitation to any legal action, arbitration and other administrative proceedings or claim.

2.6	The documents and information relating to the Borrower, guarantor and shareholders provided by the Borrower are true, complete, correct, legal and valid.

Clause 3    Basic Terms and Conditions

3.1           Borrowing methods

The Lender shall grant the loan to the Borrower according to the manner set out in Item (1).

(1)           General working capital loan

((1))        Currency and amount (in words):  Sixteen Million Renminbi.

((2))        Term of Loan (in words):  One year.

((3))        Amount and Term of Each Loan:

Loan Amount	Date of Drawdown	Term of Loan
RMB 16 million	2011.11.22	1 year

 (If there is not enough space in the above table, an additional sheet may be attached to the Agreement and shall constitute an integral part of it)

(2)           Revolving working capital loan

((1))        Currency and amount (in words): --

((2))        Availability period of the Facility (in words): --

(3)           Automatically revolving working capital loan

((1))        Currency and amount (in words): --

((2))        Availability period of the Facility (in words): --

3.2           Purpose of the loan

The loan provided under the Agreement shall be used as working capital.

3.3          Interest rate, default interest and compound interest

3.3.1        Interest rate

3.3.1.1	For loans denominated in Renminbi, the interest rate shall be determined according to the following Item (2):

(1)       Fixed rate:  Based on the benchmark rate announced by the People’s Bank of China on -- (utilisation date of each loan/ date of the Agreement) for a corresponding type of loan with a period equal to the -- (Term of Each Loan/  Term of Loan), the interest rate of the loan shall float (up/down) --  % until the maturity date.

(2)       Floating rate:  Based on the benchmark rate announced by the People’s Bank of China on the date of the Agreement ( utilisation date of each loan/ date of the Agreement) for a corresponding type of loan with a period equal to the Term of Each Loan (the Term of Each Loan/ Term of Loan), the interest rate of the loan shall float up (up/down) 10%.  The floating rate shall be adjusted every month (in words).  In case it is adjusted, from the corresponding utilisation date falling in the first month of the interest period after the People’s Bank of China has adjusted the benchmark rate of RMB loan, the new interest rate shall be determined according to the benchmark rate for a corresponding type of loan with a corresponding loan period, without further notice by the Lender to the Borrower. If there is no corresponding date, the last day of that month shall be deemed as the corresponding utilisation date.

(3)       Other methods:   --

3.3.1.2	For loans denominated in other currencies, the interest rate shall be determined according to the following method stated in Item --:

(1)       Interest rate of the loan is the rate of --   (in words) month(s) of -- (LIBOR/HIBOR) + -- % of rate spreads floated with a period of -- (in words) month(s).

(2)       The applicable annual interest rate is --  % till the maturity date;

(3)       Other methods: --

3.3.2	Interest payment and settlement method

3.3.2.1
Interest shall be settled every month (month/quarter/year), and the interest payment date is the 20th day of every month (month/last month of each quarter/last month of each year).  The Borrower shall pay the interest on each interest payment date. If the last repayment date of the principal is not an interest payment date, the outstanding interest shall be paid together with the principal.

3.3.2.2
If a loan has a fixed interest rate, interest shall be calculated at an agreed rate.  If a loan has a floating interest rate, interest shall be calculated at a rate of the relevant floating period; if interest rate changes several times within the same interest period, interest shall be calculated at each floating interest rate and then the total interest over the floating period shall be calculated by aggregation.  If other interest rates are applied, interest shall be calculated at the agreed rates.

3.3.2.3
If the maturity date of the loan falls on a statutory national holiday or public holiday, the normal repayment date shall defer to the first business day immediately following such national holiday or public holiday, and interest for the deferred period shall be calculated according to an agreed calculation method.

3.3.3	Default interest

3.3.3.1
If the Borrower fails to repay the principal on maturity prescribed in the Agreement, the Lender shall calculate the default interest from the date of default at the agreed interest rate hereunder over different period of time since its overdue: if overdue for 30 days (inclusive of the 30th day), at the agreed interest rate floating up fifty percent (in words); if overdue for more than 30 days to 60 days (inclusive of the 60th day), at the agreed interest rate floating up one hundred percent (in words); if overdue for more than 60 days, at the agreed interest rate floating up fifty percent (in words). During the overdue period, in the case of RMB loans calculated at a fixed rate, if the benchmark rate of RMB loans announced by the People’s Bank of China for the corresponding period is increased, the default interest rate shall be adjusted accordingly from the date of such increase.

3.3.3.2
If the Borrower fails to use the loan for the purpose specified in the Agreement, the Lender shall calculate the default interest on the loan from the date of misuse at the agreed interest rate floating up one hundred percent (in words) until full repayment of principal and interest.

3.3.3.3	If a loan is overdue and misused in violation of the Agreement, the default interest rate shall be calculated according to the rate which is higher.

3.3.4
Compound interest

If the Borrower fails to pay the interest as scheduled, the Lender shall calculate the compound interest from the date of default on a monthly (quarterly/monthly) basis.  If interest is not paid as scheduled before the maturity date of the loan, compound interest shall be calculated at a rate specified in the Agreement; and if the interest is not paid as scheduled after the maturity date of the loan, compound interest shall be calculated at the default interest rate specified in the Agreement.

3.4           Utilisation and payment of loan

3.4.1	Conditions of utilisation

3.4.1.1	The Borrower shall make its utilisation request upon satisfaction of the following conditions:

(1)       The Borrower is qualified as a borrower to advance a loan; and its competent decision-making or authorised body shall have resolved to approve the loan according to the laws, and whatever that requires approval of the relevant authorities have obtained such approval;

(2)       It has completed the relevant procedures for the guarantee required by the Lender, and the guarantee is legal and valid;

(3)       The use of the loan is in compliance with the requirements of the Laws and Regulations, the Agreement and commercial contracts relating to the same;

(4)       The undertakings given by the Borrower upon execution of the Agreement shall remain true and valid at the time of each utilisation, and there is no material or substantial adverse changes nor occurrence of other events that may adversely affect the performance of the Agreement;

(5)       Other terms and conditions: --

3.4.1.2
If within 3 (3/6/9) months from the date of the Agreement, the Borrower fails to fulfil the conditions under Clause 3.4.1.1, the Lender shall be entitled to terminate the Agreement.  If the Agreement is terminated by the Lender, the Borrower may raise objection within 7 days after the day on which the Lender notifies the Borrower in writing, verbally or through other means.

3.4.2	Utilisation method

3.4.2.1	General working capital loan

3.4.2.1.1
The Borrower shall utilise the loan according to its actual needs. Details of the utilisation plan is as follows:____________________------____________________________.
Amongst which, the first utilisation must be made before ____-----_________ and the last utilisation must be made before _______-----______________.

3.4.2.1.2
The Borrower shall utilise the loan in such amount and on such date as agreed.  If the Borrower needs to change the utilisation schedule, it shall apply to the Lender five days in advance, and adjust the same upon approval of the Lender.  If the Borrower fails to make utilisation request according to the utilisation schedule under the Agreement, the Lender may wholly or partly cancel the unutilised loan, and impose a default payment calculated at a rate of zero % on the loan so cancelled.  The Lender may reconsider whether to grant the loan and the terms and conditions of utilisation.

3.4.2.2	Revolving working capital loan

3.4.2.2.1
The Borrower may make numerous utilisation requests to the Lender for different tranche of loans not exceeding the Facility if necessary, and proceed with the procedures upon approval of the Lender.  However, the Term of Each Loan shall not exceed -- years, and the maturity date of each loan shall be no later than six months from the expiry of the availability period of the Facility.

3.4.2.2.2
When the Borrower makes utilisation request, it must deliver an utilisation request in writing and provide the relevant information such as commercial contracts, invoices and other evidences relating to the use of loan.

3.4.2.3
Automatically revolving working capital loan

The Borrower may utilise the loan not exceeding the Facility at the business counters or through the Automatic E-channels provided by the Lender if necessary, and the amount of each loan shall not be less than RMB fifty thousand and shall be in an integer multiple of RMB ten thousand.  The Term of Loan shall not exceed one year and the maturity date shall be no later than the expiry of the availability period of the Facility.

3.4.3	Payment of Loan

3.4.3.1	Entrusted payment

3.4.3.1.1
The Borrower may entrust the Lender to pay the loan to a counterparty of the Borrower for such purpose as specified in the Agreement or in the commercial contracts relating to the use of loan under any of the following circumstances:

(1)       the payee is clearly specified and the amount of each utilisation shall exceed  RMB ten million (or an equivalent amount in foreign currency);

(2)       Other circumstances agreed by the parties hereto: --

3.4.3.1.2
If the loan is paid by entrustment, the Borrower shall deliver its utilisation request and the Entrusted Payment Notice to the Lender five days in advance, and provide the relevant information such as the commercial contracts, invoices and other evidences relating to the use of loan upon request of the Lender.  After verification by the Lender, the Lender shall directly pay the loan to the counterparty of the Borrower through the account of the Borrower.  If the utilisation request of the Borrower does not meet the conditions of utilisation under the Agreement, or the entrusted payment request is contrary to the Agreement, or the transaction information is incomplete or untrue, the Lender may refuse to grant or pay such loan; and the Lender shall not be liable for the breach of contract by the Borrower arising therefrom or any other losses so incurred.  The Lender shall not be held liable if the payment information provided by the Borrower is incorrect or incomplete that results in delay or failure of payment.

3.4.3.1.3
If the Borrower applies for deferred payment or revokes the entrusted payment, it shall notify the Lender in writing before the payment is made by the Lender.  After verification by the Lender, the Lender may then terminate the entrusted payment and recover the corresponding loan; and the interest for such period shall be calculated at a rate specified in the Agreement.  If, after termination of the entrusted payment, the Borrower applies for resumption of the entrusted payment, the relevant procedures set out in Clause 3.4.3.1.2 shall apply.

3.4.3.1.4
The entrusted payment shall be unconditional.  Even if the Borrower has set out conditions on the Entrusted Payment Notice, such conditions shall not constitute an obligation of the Lender.  Unless otherwise agreed by the parties in writing, the Lender shall not be obliged to notify the payee in respect of the entrusted payment, deferred payment, revocation or resumption of payment and other related matters.

3.4.3.1.5
If the loan is paid by entrustment, the Lender has the right to restrict the payment and remittance activities and functions through internet banking, phone banking, cash management or other non-counter channels relating to the account of the Borrower.

3.4.3.2	Direct payment

Save as otherwise provided in Clauses 3.4.3.1.1 and 4.1.1, the Borrower may, after the loan is paid to its account, use the loan to pay according to the Agreement.  The Borrower shall, upon request of the Lender, notify the Lender the status of the loan already utilised, and promptly provide the Lender with utilisation records and other relevant information such as commercial contracts, invoices and other evidences relating to the use of loan upon request of the Lender.  The Lender may conduct investigations such as account analysis, examination of evidences, on-site inspection and etc to verify whether the loan is used for such purpose as specified in the Agreement.

3.4.3.3
Upon occurrence of any event such as deterioration of credibility of the Borrower, unusual application of loan or the loan not utilised in the prescribed way, or circumvention of the entrusted payment by the Lender by breaking up the loan or providing false information etc, the Lender and the Borrower may agree on the supplementary conditions for granting and paying the loan, or cessation of the same after negotiation.

3.4.4	Return of payment

3.4.4.1
If the amount of the loan utilised by the Borrower exceeds the actual payments made by it under the relevant transaction, or the amount is returned to the Borrower due to reasons such failure in full and actual performance or termination or invalidity of the commercial contract relating to the use of loan upon which the loan of the Agreement relies, or other reasons not on the part of the Lender, the Borrower shall return the corresponding loan to the Lender.

3.4.4.2	If the Borrower fails to use the loan in the prescribed way, the Lender has the right to recall such loan.

3.4.4.3	Before the loan is repaid to the Lender according to Clauses 3.4.4.1 and 3.4.4.2, interest thereon shall be calculated and settled according to Clauses 3.3.1 and 3.3.2.

3.5          Monitor by use of financial parameters

Upon occurrence of the circumstances set out in Item 1, 2 or 3, the Borrower shall, upon request of the Lender, implement the protection procedures approved by the Lender; otherwise, the Lender may take the remedial measures set out in Clause 5.3:

(1)       the asset-liability ratio of the Borrower is over 70%;

(2)       the contingent liability ratio of the Borrower exceeds 100%;

(3)       the operation cashflow of the Borrower remains negative for 3 years;

(4)       Others: --

3.6          Monitoring the account

3.6.1	Borrower’s designated account for capital return: Name of account: Maxclean (Wuxi) Technology Co., Ltd. Account no: 635101040011818

3.6.2	The Lender has the right to adopt the following measures to monitor the account:

(1)       Requesting the Borrower to promptly provide information about the cash inflow and outflow in the above account.

(2)       Others:  --

3.7           Repayment

3.7.1	Methods of repayment

3.7.1.1
The Borrower shall credit the principal and interest due and payable in respect for the relevant period to such repayment account designated by the Lender one day before the repayment date, and irrevocably authorise the Lender to debit and receive the payment from such account.

3.7.1.2
If the Borrower fails to repay the debts due and payable under the Agreement (including those declared to be matured early), the Lender shall be entitled to debit the corresponding funds from all accounts of the Borrower maintained with the Lender or other branches of the Agricultural Bank of China for the purpose of repayment until all debts of the Borrower under the Agreement are fully repaid.

3.7.1.3
If the Lender exercises its set-off right according to the laws or the Agreement, the Borrower may raise objection within 7 days after the day on which the Lender notifies the Borrower in writing, verbally or through other means.

3.7.2	Order of repayment

3.7.2.1	Unless otherwise agreed by the parties, the Borrower shall make repayment according to the following order:

(1)       If there is a number of loans granted by the Lender to the Borrower that fall due, and the repayment of the Borrower is insufficient to fully repay all of those loans, then the repayment made by the Borrower shall be used to pay or set off the debts and other sums in such order as determined by the Lender;

(2)       If the Lender exercises its set-off right against the Borrower according to the laws or the Agreement, the debts shall be set off in such order as determined by the Lender; if the Lender exercises the right of subrogation under the laws, the repayment made to the Lender by the subrogation successor shall be used to pay and set off the debts and other sums in such order as determined by the Lender.

3.7.2.2
If the repayment of the Borrower is insufficient to repay the loan that is due and payable, the Lender may have the discretion to apply such repayment to settle the principal, interest, default interest, compound interest or other charges incurred from the enforcement of its creditors’ rights.

3.7.3	Prepayment

3.7.3.1
The Borrower may make prepayment by applying to the Lender in writing five days in advance.  The Borrower may make prepayment if the Lender and Borrower unanimously agreed after negotiation.  As for the settlement order, Clause 3.7.2 shall apply.

3.7.3.2	If the Borrower makes prepayment, interest thereon shall be calculated according to the method stated in Item (2), and interest shall be paid along with the principal:

(1)       Interest shall be calculated at the agreed rate for the actual Term of Loan;

(2)       Interest shall be calculated at a rate specified in the Agreement floating up zero % for the actual Term of Loan;

(3)       Others: --

3.7.3.3	If the Borrower makes prepayment, the amount of principal prepaid shall not be less than RMB one million and shall be an integer multiple of RMB one million.

3.7.3.4	If the Borrower makes prepayment, the Lender may charge the Borrower the prepayment fee, which shall be calculated according to the method set out in Item (2):

(1)       Remaining Term of Loan (on a monthly basis; rounded up to one month if the term is less than a month)  x  amount of prepayment  x 1%;

(2)       Others:  No prepayment fee shall be charged.

3.7.3.5	If the Borrower makes prepayment for part of the loan, the interest on the outstanding loan shall be calculated at a rate specified in the Agreement.

3.7.4	Extension

If the Borrower fails to repay the general working capital loan on the repayment date specified in the Agreement, it may apply to the Lender for extension.  The Borrower shall apply to the Lender for extension 15 days before the maturity date of the loan.  Upon consent of the Lender, the Lender shall then enter into a loan extension agreement with the Borrower.

3.8           Certificate of indebtedness

3.8.1
The certificate of indebtedness shall form an integral part of the Agreement.  If there is anything not yet provided under the Agreement or any discrepancy between the certificate of indebtedness and the Agreement with regard to the amount of loan, utilisation amount, repayment amount, utilisation date and maturity date, Term of Loan, interest rate and purpose of loan, the certificate of the indebtedness shall prevail.

3.8.2
In the case of automatically revolving working capital loan, if the Borrower utilise the loan through the Automatic E-channels, electronic transaction records generated from those channels shall prevail with regard to information such as the amount of loan, utilisation amount, repayment amount, utilisation date and maturity date, Term of Loan, interest rate and purpose of loan.

3.9	Guarantee

3.9.1	The way of guarantee for the loan under the Agreement is: secured guarantee.

3.9.2
A guarantee contract shall be signed by the Lender, Borrower and guarantor.  If the maximum amount of security is applicable to the guarantee, the guarantee contract number would be (10733) Nong Yin Gao Di Zi (2007) No. 0003.

3.10	Rights and obligations

3.10.1	Rights and obligation of the Borrower:

(1)               to utilise the loan in accordance with the terms and conditions of the Agreement;

(2)               to repay the principal and interest in full as scheduled;

(3)               to use the loan for such purpose and in such manner required under the Laws and Regulations or the terms and conditions of the Agreement; not to use the loan for investments in fixed assets or equity interest, or for any production or business areas and purposes that are forbidden in the PRC;

(4)               to accept and actively cooperate with the Lender and its agencies in their supervision and inspection of financial activities, use of the loan or other matters; to promptly provide, upon request of the Lender, the relevant materials and information to the Lender with regard to the use of the loan and finance and other information required by the Lender;

(5)               The Borrower may do any of the following acts after giving prior notice in writing to and obtaining consent from the Lender, and the Lender may participate in the implementation of the followings:

((1))
contracting, leasing, share restructuring, business affiliation, merger, amalgamation, acquisition, spin-off, reduction of registered capital, joint venture, transfer of major assets, material foreign investment, issuance of bonds, major financing, major connected transaction, application for cessation or termination of business, dissolution, bankruptcy and etc;

((2))	provision of guarantee in substantial amount or creating charge or pledge over its major assets as security for the benefit of a third party that may affect the repayment ability of the Borrower;

((3))	any other material adverse events that may cause material change to the debtor-creditor relationship under the Agreement or affect the enforcement of creditor’s rights by the Lender;

(6)              the Borrower shall notify the Lender in writing within 5 days after occurrence of the following events:

((1))	the Borrower or its legal representative, person-in-charge or ultimate controller engaged in any illegal activities;

((2))	cessation or suspension of business, revocation or cancellation of business licences, or cancellation;

((3))	deterioration of financial position, difficulties in production and operation or any material adverse dispute;

((4))	any other events that may adversely affect its enforcement of creditor’s rights.

(7)             the Borrower shall notify the Lender in writing within 7 days after occurrence of the following events:

((1))	change in superior-subordinate relationship, major change of senior management and organisation structure;

((2))	major change in names, addresses, scope of operation and other matters relating to industrial and commercial registrations, or franchises and licences;

((3))	increase in registered capital, or substantial amendments to the articles of association;

((4))	any other changes in any material matter that may affect the performance of loan payment obligations by the Borrower;

(8)             the Borrower and its investor may not evade the obligations to repay the Lender by withdrawing and reallocating funds, transfer of assets or unauthorized transfer of shares or through other means, or engage in other activities jeopardising the benefits of the Lender;

(9)              the Borrower shall bear the necessary fees and charges for legal services, insurance, transportation, valuation, registration, custody, assessment, notarisation or other fees in connection with the Agreement and the guarantee hereunder;

(10)           other rights and obligations provided under the Laws and Regulations or as agreed by the parties.

3.10.2	Rights and obligations of the Lender

(1)             granting the loan to the Borrower in full as scheduled unless the utilisation is deferred due to the Borrower itself or any other reasons not on the part of the Lender;

(2)             rights to monitor and inspect the production and operation, financial position, material resources and inventory, use of the loan and other aspects relating to the Borrower, whether on site or not, and request the Borrower to provide the relevant document, materials and information;

(3)             upon occurrence of any circumstances under which the safety of the loan or performance of liabilities by the Borrower will be affected, or the guarantor loses in whole or part its ability to provide guarantee due to cessation or suspension of business, cancellation of registration, revocation of business licence, bankruptcy, cancellation of registration by regulatory authorities or substantial operation loss, or the collaterals or security of the guarantee have reduced in value, damaged or destroyed accidentally that may affect the enforcement of the guarantee, the Lender may request the Borrower to rectify the same within a prescribed period, implement measures to protect the creditor’s rights, provide other effective guarantee, or the Lender may reduce or terminate the Facility granted to the Borrower, suspension of the loan, declare early maturity of loan under the Agreement and other contracts, early recovery of loan and etc.

(4)             other rights and obligations provided under the Laws and Regulations or as agreed by the parties.

3.10.3	Other obligations

3.10.3.1
The parties shall be obliged to treat in confidential the commercial secrets of the other party, and other information or materials relating to the benefits that are obtained in the course of the execution and performance of the Agreement.  Save as otherwise provided under the Laws and Regulations, no party may disclose or divulge the above information to any third party without consent from the other party.

3.10.3.2	After termination of the rights and obligations under the Agreement, the parties shall perform in good faith the obligations such as giving notification or providing assistance if necessary.

Clause 4            Supplementary Conditions

The following Clause 4.1 shall be applicable to the loan under the Agreement and binding on the parties. Other provisions under this clause that are not selected and inapplicable shall not be binding on the parties.

4.1	Terms on Utilisation of Loan

4.1.1
For the loan already paid by the Lender into the Borrower’s account according to the Agreement, the Borrower shall use the loan with prior consent from the Lender prior to the satisfaction of the following conditions: ----------

4.1.2	The interest of the loan during the restricted utilisation period shall be calculated at a rate specified in the Agreement.

4.1.3
If the Borrower is being investigated by competent authorities, having its assets frozen or confiscated, or claims asserted against it by any third party before fulfilling the conditions for the use of loan, it shall immediately notify the Lender.

4.2	Other terms and conditions

The supplementary terms and conditions agreed by the parties are as follows: ----------

Clause 5             Legal Liabilities

5.1	The Borrower is in breach of the Agreement if it commits the following activities:

(1)             Breach of the obligations under the Agreement;

(2)             Failure to perform the undertakings set out in Clause 2 hereunder;

(3)             Giving express statement, or demonstrating through its behaviour, that it is not willing to repay the loan, whether it is due or not;

(4)             Failure to perform, or fully perform, obligations under other contracts entered into between the Borrower and Lender, and as a result of which the Lender declares that the Borrower is in breach of the contract;

(5)             Other events that result in the failure of the Borrower to perform, or fully perform, the Agreement.

5.2	The Lender may terminate the Agreement and other contracts between the parties under the following circumstances:

(1)             The Borrower or guarantor is in breach of the Agreement;

(2)             There may be material adverse change in the repayment ability of the Borrower or the guarantor;

(3)             Possible material damages or depreciation of value of collaterals and security;

(4)             Changes in the national policies that may have material adverse impact on the safety of the loan;

(5)             The Borrower materially breaches the contract entered into with other creditors;

(6)             Other circumstances under which the parties are allowed to terminate the Agreement according to the law or as agreed by the parties.

If the Lender decides to terminate the Agreement, the Borrower may raise objection within 7 days from the date on which the Lender notifies the Borrower in writing, verbally or through other means.

5.3	Upon the occurrence of any event as set out in Clauses 5.1 and 5.2, the Lender may adopt the following remedial measures:

(1)             Request the Borrower or the guarantor to rectify the breach or other matters that undermine the safety of the loan within a prescribed period, and implement other loan protection measures or provide other effective guarantee;

(2)             If the Borrower fails to use the loan, make repayments or repay the accrued interest according to the Agreement, default interest and compound interest shall be calculated according to the Agreement until the principal and interest are fully repaid;

(3)             Reduction or revocation of the Facility, cessation of loan or early recall of granted loans, or making a declaration that the loans under other loan contracts entered into between the Borrower and Lender are due and payable;

(4)             Exercising statutory or agreed rights against the Borrower such as the rights of set-off;

(5)             Requesting the Borrower to bear the liabilities of damages and other legal liabilities;

(6)             Adopting the relevant asset protection measures and other legal measures;

(7)             Disclosure to the public any information about the Borrower’s breach;

(8)             Other remedial measures: --

5.4
If the Lender initiates litigation or arbitration to enforce the creditor's right due to the breach of the Borrower, the Lender's expenses, including legal fees, travel expenses, administrative fees, valuation fees and other expenses incurred from the enforcement of creditor’s rights, shall then be borne by the Borrower.

5.5
Subject to the performance of the Agreement by the Borrower, if the Lender fails to grant the loan to the Borrower in full as scheduled, it shall compensate the Borrower for any actual losses so incurred.

Clause 6            Other Matters

6.1	Notifications
Notices or other communications given or made under the Agreement shall be delivered to the recipient at its address or fax number or by other ways of communication set out below.  If any party changes the ways of communication, it shall notify the other party promptly.

6.2
The Lender or the Agricultural Bank of China may authorize or entrust other branches of the Agricultural Bank of China to perform the rights and obligations under the Agreement, or transfer the loan under the Agreement to those branches for management in accordance with the operation and management needs.  The Borrower acknowledges the above act of the Lender and no further consent is required from the Borrower thereto.

6.3
The Lender shall be entitled to provide the Credit Reference Centre of the People’s Bank of China and other credit information data base established under the laws with information relating to the Agreement (including but without limitation to information on the type and category of the loan and its overdue and etc) and other information relating to the Borrower, in accordance with the Laws and Regulations or the requirements of financial regulatory authorities for examination or use by qualified institutions or individuals.  If the reliance or use of the above information by any qualified third party has materially affected or incurred loss to the Borrower, the Lender shall not bear any kind of liabilities in this regard.

6.4
During the effective term of the Agreement, if the promulgation of or amendment to any Laws and Regulations, national policies or regulatory rules results in the Lender’s failure of continual performance of the Agreement or any part hereof, the Lender shall be entitled to cancel the loan not yet released and take other necessary measures as it deemed fit in accordance with the above relevant requirements.

6.5
Any failure or delay on the part of the Lender to exercise any right under the Agreement, or partial exercise of the same, shall not operate as a waiver or change of such right or other rights, nor shall it preclude any other future exercise thereof.

6.6	Dispute resolution

6.6.1	Any disputes arising from the Agreement shall be dealt with through negotiation by the parties; if no settlement can be reached, the dispute shall be settled according to Item (1) below:

(1)             Institution of legal proceedings in the People’s Court where the Lender is located;

(2)             Submission to -- (full name of arbitration authority) for arbitration.

6.6.2	In the course of litigation or arbitration, other provisions of the Agreement which are not the subject of dispute shall remain effective.

6.7	Effect of the Agreement

6.7.1	The Agreement shall become effective upon execution or seal by the Lender and the Borrower.

6.7.2	Place of execution: Wuxi City

6.7.3	Any matters not provided under the Agreement shall be resolved by the parties through negotiation.

6.7.4
The Agreement is executed in three counterparts, and the Borrower having one copy, the Lender having one copy, the guarantor having one copy and --- copy, and all of them shall have the same legal effect.

Declaration of the Borrower:  The Lender has explained to us the relevant provisions (especially the terms in bold type) in accordance with the laws and also clarified the concepts, content and legal effect of the relevant provisions upon our request.  We have acknowledged and understood the above terms and conditions.

Borrower (signature or company chop)

/S/  Maxclean (Wuxi) Technology Co., Ltd.

Legal representative/ person-in-charge

or authorised agent:

/S/  YU Chunming
22 November 2011

Lender (signature or company chop)

/S/  Agricultural Bank of China Limited, Wuxi New District Branch

Legal representative/ person-in-charge

or authorised agent:

/S/  HAN Yan
22 November 2011